================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM 8-K/A


                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): APRIL 14, 1999

                                   ----------

                               BMC SOFTWARE, INC.
             (Exact name of registrant as specified in its charter)


             DELAWARE                     0-17136                74-21226120
  (State or other jurisdiction          (Commission           (I.R.S. Employer
of incorporation or organization)       File Number)         Identification No.)


       2101 CITYWEST BOULEVARD
            HOUSTON, TEXAS                                        77042-2827
(Address of principal executive offices)                          (Zip code)


       Registrant's telephone number, including area code: (713) 918-8800


================================================================================

Item 7. Financial Statements and Exhibits, as set forth in BMC Software, Inc.'s (BMC) Form 8-K filed with the Securities and Exchange Commission on April 28, 1999, is hereby amended in its entirety to read as follows:

         (a) Financial Statements of Business Acquired

             Financial Statements of New Dimension Software Ltd. are filed herewith:

               Report of Mualem, Glezar, Inbar, Junio and Co. Certified Public
                 Accountants (Israel) (a member of the DFK International group of accountants) and of Somekh Chaikin Certified Public Accountants (Israel) (a member firm of KPMG International)

               Report of Arthur Andersen LLP, Independent Public Accountants

               New Dimension Software Ltd. Consolidated Balance Sheets as at
                 December 31, 1998 and 1997

               New Dimension Software Ltd. Consolidated Statements of Income
                 for the years ended December 31, 1998, 1997 and 1996

               New Dimension Software Ltd. Consolidated Statements of Changes
                 in Shareholders' Equity for the years ended December 31, 1998, 1997 and 1996

               New Dimension Software Ltd. Consolidated Statements of Cash
                 Flows for the years ended December 31, 1998, 1997 and 1996

               New Dimension Software Ltd. Notes to Consolidated Financial
                 Statements as at December 31, 1998

                                 NEW DIMENSION
                                 SOFTWARE LTD.
                              AND ITS SUBSIDIARIES

                              FINANCIAL STATEMENTS
                               AS AT DECEMBER 31,
                                      1998

                                                     New Dimension Software Ltd.
                                                            and its subsidiaries

CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1998
--------------------------------------------------------------------------------
CONTENTS

                                                                            Page
                                                                            ----

Reports of Independent Accountants                                           1

Consolidated Balance Sheets as at December 31, 1998 and 1997                 2

Consolidated Statements of Income for the Years Ended December 31, 1998,
  1997 and 1996                                                              4

Consolidated Statements of Changes in Shareholders' Equity for the Years
  Ended December 31, 1998, 1997 and 1996                                     5

Consolidated Statements of Cash Flows for the Years Ended December 31,
  1998, 1997 and 1996                                                        6

Notes to Consolidated Financial Statements                                   8

Tel-Aviv, February 2, 1999

REPORT OF INDEPENDENT ACCOUNTANTS TO THE SHAREHOLDERS OF
NEW DIMENSION SOFTWARE LTD.

We have audited the accompanying consolidated balance sheets of New Dimension Software Ltd. (the "Company") and its subsidiaries as at December 31, 1998 and 1997 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the three-year period ended December 31, 1998. The financial statements are the responsibility of the Company's board of directors and management. Our responsibility is to express an opinion on these financial statements based on our audits.

We did not audit the financial statements of certain consolidated subsidiaries (New Dimension Software Inc., New Dimension Software B.V., Bang Real Estate B.V. and New Dimension Software de Mexico, S.A. de C.V.), whose assets constituted approximately 63.0% and 60.9% of total consolidated assets at December 31, 1998 and 1997 respectively and whose revenues constituted approximately 74.9%, 72.5% and 67.6% of consolidated revenues for the years ended December 31, 1998, 1997 and 1996, respectively. The financial statements of those subsidiaries were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for above mentioned subsidiaries, is based solely upon the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards including those prescribed by the Israeli Auditors' Regulations (Mode of Performance), 1973, that are substantially equivalent to auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance that the financial statements are free of material misstatement whether due to error or intentional misrepresentation. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the board of directors and by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a fair basis for our opinion.

In our opinion, based upon our audits and the reports of the other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as at December 31, 1998 and 1997 and the consolidated results of their operations, the changes in their shareholders' equity and their cash flows for each of the three years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles (GAAP) in the United States.

Mualem, Glezer, Inbar, Junio and Co.         Somekh Chaikin
Certified Public Accountants (Isr.)          Certified Public Accountants (Isr.)
(A member of the DFK international           (A member of KPMG
group of accountants)                        International)

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To New Dimension Software, Inc.:

We have audited the accompanying balance sheets of NEW DIMENSION SOFTWARE, INC. (a Delaware corporation and wholly-owned subsidiary of New Dimension Software Ltd.) as of December 31, 1998 and 1997, and the related statements of income, shareholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of New Dimension Software, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


  /s/ ARTHUR ANDERSEN LLP
---------------------------
    ARTHUR ANDERSEN LLP


Orange County, California
January 29, 1999

                                                    New Dimension Software Ltd.
                                                           and its subsidiaries
CONSOLIDATED BALANCE SHEETS AS AT DECEMBER 31
-------------------------------------------------------------------------------

EXPRESSED IN U.S. DOLLARS THOUSANDS


                                             Note           1998           1997
                                        ---------      ---------      ---------
ASSETS                                         9E

CURRENT ASSETS

Cash and cash equivalents                      2D         20,024         14,222

Marketable securities and short-term
 deposits                                   2E;9A         10,441          6,031

Trade receivables and distributors          2F;9B(1)      42,920         22,795

Other receivables                              9B(2)       3,206          3,202
                                                       ---------      ---------
TOTAL CURRENT ASSETS                                      76,591         46,250
                                                       ---------      ---------
Long-term receivables, net                  2F,9C         29,367         18,252

Severance pay fund                             5           2,555          2,198

Non-current marketable securities and
 deposits                                   2E,9A            806          1,911

Property and equipment, net                 2G;3           8,463          7,303

Other assets, net                           2H;4          12,736         13,682
                                                       ---------      ---------

                                                         130,518         89,596
                                                       =========      =========

                                                    New Dimension Software Ltd.
                                                           and its subsidiaries
-------------------------------------------------------------------------------

EXPRESSED IN U.S. DOLLARS THOUSANDS


                                             Note           1998           1997
                                        ---------      ---------      ---------
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES                            9E

Trade payables                                             3,360          4,584
Deferred income                             2I,9D         21,524         16,659
Accrued payroll and related benefits                      10,130          5,214
Other accrued liabilities                                  3,629          1,279
                                                       ---------      ---------

TOTAL CURRENT LIABILITIES                                 38,643         27,736

Long-term deferred income                   2I;9D         22,266         14,947

Liability for severance pay                    5           3,281          2,778

Deferred income taxes                       2L;8C            744            980
                                                       ---------      ---------
TOTAL LIABILITIES                                         64,934         46,441
                                                       ---------      ---------
COMMITMENTS AND CONTINGENCIES                  6

SHAREHOLDERS' EQUITY                           7

Share capital - Ordinary shares of
NIS 0.01 par value                                            51             50
Additional paid-in capital                                41,206         39,308
Retained earnings                                         24,327          3,797
                                                       ---------      ---------
TOTAL SHAREHOLDERS' EQUITY                                65,584         43,155
                                                       ---------      ---------


                                                       ---------      ---------
                                                         130,518         89,596
                                                       =========      =========




The accompanying notes are an integral part of the financial statements.

                                                     New Dimension Software Ltd.
                                                            and its subsidiaries

CONSOLIDATED STATEMENTS OF INCOME FOR THE YEARS ENDED DECEMBER 31
--------------------------------------------------------------------------------

EXPRESSED IN U.S. DOLLARS THOUSANDS (EXCEPT FOR PER SHARE AMOUNTS)

                                           Note       1998       1997       1996
                               ----------------     ------     ------     ------
REVENUES                                 21;10A
Sale of software products                           63,671     42,901     26,921
Maintenance fees                                    29,920     22,068     16,633
                                                    ------     ------     ------
Total revenues                                      93,591     64,969     43,554
                                                    ------     ------     ------
COST OF REVENUES                             2J
Cost of sales                                        7,200      4,940      4,386
Cost of maintenance                                 10,365      8,689      6,772
                                                    ------     ------     ------
Total cost of revenues                              17,565     13,629     11,158
                                                    ------     ------     ------
Gross profit                                        76,026     51,340     32,396
                                                    ------     ------     ------

OTHER EXPENSES

Product development, net       2H;J;K;6B(1);10B      9,441      6,095      3,976
Sales and marketing                                 38,737     26,809     18,594
General and administrative                           8,105      6,946      6,211
Special income                              10C         --         --       (477)
                                                    ------     ------     ------
Total other expenses                                56,283     39,850     28,304
                                                    ------     ------     ------
OPERATING INCOME                                    19,743     11,490      4,092
                                                    ------     ------     ------
FINANCIAL INCOME (EXPENSES)                 10D
Income                                               3,898      1,740      1,327
Expenses                                              (613)      (782)      (436)
                                                    ------     ------     ------
Financial income, net                                3,285        958        891
                                                    ------     ------     ------
INCOME BEFORE TAXES ON INCOME                       23,028     12,448      4,983
Taxes on income (tax benefit)                8B      2,498      1,482       (469)
                                                    ------     ------     ------
NET INCOME FOR THE YEAR                             20,530     10,966      5,452
                                                    ======     ======     ======
EARNINGS PER SHARE:                      2P;10E
Basic                                                 1.71       0.95       0.49
                                                    ======     ======     ======
Diluted                                               1.59       0.89       0.48
                                                    ======     ======     ======


The accompanying notes are an integral part of the financial statements.

                                                     New Dimension Software Ltd.
                                                            and its subsidiaries

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------

EXPRESSED IN U.S. DOLLARS THOUSANDS (EXCEPT FOR NUMBER OF SHARES)


                                  NUMBER       SHARE   ADDITIONAL     RETAINED              TOTAL
                              OF SHARES*     CAPITAL      PAID-IN     EARNINGS      SHAREHOLDERS'
                                                          CAPITAL                          EQUITY
                              ----------     -------   ----------     --------      -------------

BALANCE AS AT
JANUARY 1, 1996               11,051,338        47       36,491       (12,621)         23,917

CHANGES DURING 1996:

Net income                            --        --           --         5,452           5,452

Exercise of stock
  options                        162,863         1          596            --             597
                              ----------        --       ------       -------          ------
BALANCE AS AT
DECEMBER 31, 1996             11,214,201        48       37,087        (7,169)         29,966

CHANGES DURING 1997:

Net income                            --        --           --        10,966          10,966

Exercise of stock
  options                        590,467         2        2,221            --           2,223
                              ----------        --       ------       -------          ------
BALANCE AS AT
DECEMBER 31, 1997             11,804,668        50       39,308         3,797          43,155

CHANGES DURING 1998:

Net income                            --        --           --        20,530          20,530

Exercise of stock
  options                        367,576         1        1,898            --           1,899
                              ----------        --       ------       -------          ------
BALANCE AS AT
DECEMBER 31, 1998             12,172,244        51       41,206        24,327          65,584
                              ==========        ==       ======       =======          ======


* Issued and outstanding.


The accompanying notes are an integral part of the financial statements.

                                                     New Dimension Software Ltd.
                                                            and its subsidiaries


CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31
--------------------------------------------------------------------------------

EXPRESSED IN U.S. DOLLARS THOUSANDS

                                                 1998          1997         1996
                                               -------       -------      -------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                      20,530        10,966        5,452
Adjustments to reconcile net income to net
  cash provided by operating activities:
Depreciation and amortization                    7,523         5,997        4,984
Capital (gain) loss                                443            (7)         (12)
Decrease (increase) in deferred
  income taxes                                      69           944         (775)
Decrease (increase) in interest/dividend
  receivable in respect of marketable
  securities                                       466            21         (184)
Increase in receivables                        (31,340)      (22,192)      (6,352)
Increase in deferred income                     12,184        14,294        5,754
Increase (decrease) in trade payables           (1,123)        2,273          159
Increase in accrued payroll and
  related benefits                               4,916           679        2,781
Increase (decrease) in other
  accrued liabilities                            2,350            11       (3,966)
                                               -------       -------      -------
Net cash provided by operating activities       16,018        12,986        7,841
                                               -------       -------      -------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of marketable securities
  and deposits                                  (7,849)       (2,347)      (6,758)
Redemption of marketable securities
  held-to-maturity and deposits                  4,078         2,639        1,850
Payment for acquisition of property
  and equipment                                 (5,093)       (3,752)      (1,835)
Capitalization of product development
  costs and technology acquisition              (3,770)       (6,208)      (2,918)
Increase in severance pay fund                    (357)         (498)        (610)
Proceeds from sale of property and equipment       373            88          110
                                               -------       -------      -------
Net cash used in investing activities          (12,618)      (10,078)     (10,161)
                                               -------       -------      -------

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from issuance of shares -
  exercise of options                            1,899         2,223          597
Increase in liability for severance pay            503           582          412
Payments relating to long-term debt                 --            --       (1,606)
                                               -------       -------      -------
Net cash provided by (used in) financing
  activities                                     2,402         2,805         (597)
                                               -------       -------      -------

NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                               5,802         5,713       (2,917)
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF THE YEAR                         14,222         8,509       11,426
                                               -------       -------      -------

CASH AND CASH EQUIVALENTS AT END OF YEAR        20,024        14,222        8,509
                                               =======       =======      =======



       The accompanying notes are an integral part of the financial statements.

                                                     New Dimension Software Ltd.
                                                            and its subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31 (CONT'D)
_______________________________________________________________________________




                                                   1998                 1997                1996
                                             __________           __________          __________

NON-CASH INVESTING AND FINANCING ACTIVITIES:

Equipment purchases, product development and
 deferred charges financed by trade payables        197                  298                 574
                                             ==========           ==========          ==========

Receivable in respect of royalty-bearing
 participation in capitalized software
 development cost                                  (209)                (283)                 --
                                             ==========           ==========          ==========

CASH PAID DURING THE YEAR FOR:

Interest                                             14                   12                  33
                                             ==========           ==========          ==========
Income tax                                          191                  370                 214
                                             ==========           ==========          ==========



The accompanying notes are an integral part of the financial statements.

                                                     New Dimension Software Ltd.
                                                            and its subsidiaries


NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1998
_______________________________________________________________________________


NOTE 1 - GENERAL

     1. New Dimension Software Ltd. and its wholly-owned subsidiaries (collectively, the "Company") is a worldwide developer and vendor of software solutions for automating enterprise production management, enterprise output management and enterprise security management. The Company markets its products through a combination of direct sales and independent distributors.

     2. The accompanying financial statements are presented in U.S. dollars thousands. The currency of the primary economic environment in which the operations of the Company are conducted is the U.S. dollar, and as such, the Company uses the dollar as its functional currency. Certain of the dollar amounts in the financial statements represent the dollar equivalents in other currencies. The Company's transactions and balances denominated in U.S. dollars are presented at their original amounts. Non-dollar transactions and balances have been remeasured to U.S. dollars, in accordance with the principles set forth in the Statement of Financial Accounting Standards No. 52 as promulgated by the Financial Accounting Standards Board of the United States. All exchange gains and losses from remeasurement of monetary balance sheet items denominated in non-dollar currencies are reflected in the income statement when they arise, and are included in financial income or expenses as appropriate.

     3. The financial statements presented herein have been prepared in accordance with generally accepted accounting principles (GAAP) in the United States using the historical cost convention.

     4. In April 1998 the Company incorporated a wholly-owned subsidiary in Mexico. The subsidiary serves as a marketing arm for the Company's products in Mexico, thus replacing the local distributor. All incorporation expenses were expensed as incurred.


NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

     A.  USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These are management's best estimates based on experience and historical data, however actual results may vary from these estimates.

                                                     New Dimension Software Ltd.
                                                            and its subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1998
--------------------------------------------------------------------------------

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

     B.   IMPAIRMENT OF VALUE

     In 1996 the Company adopted Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121").

     SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable based on estimated future cash flows expected to result from the use of the asset and its eventual disposition.

     Impairment losses are required to be recorded to reduce such asset to fair value if such asset is not considered to be recoverable based on estimated future cash flows.

     C.   PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions and balances were eliminated in consolidation.

     D.   CASH AND CASH EQUIVALENTS

     Investments with original maturities of three months or less at date of investment are considered by the Company to be cash equivalents. As of December 31, 1998 and 1997 the Company's cash equivalents were comprised primarily of U.S. dollar bank deposits. The carrying values of cash and cash equivalents approximate market value.

     E.   MARKETABLE SECURITIES AND DEPOSITS - CURRENT AND NON-CURRENT

     Under Statement of Financial Accounting Standards No. 115 ("SFAS 115"), management classifies investments as trading, available-for-sale, or held-to-maturity at the time of purchase and periodically reevaluates such designation. Debt securities are classified as "held-to-maturity" when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated according to yield-to-maturity. See Note 9A with regard to fair market value. Available-for-sale securities are carried at fair value with the unrealized gains and losses reported in shareholders' equity under the caption "equity adjustments". The Company had no unrealized gains or losses for the years ended December 31, 1998, 1997 and 1996. Gains or losses arising from the realization of marketable securities are included in financial income in accordance with the principles set forth in SFAS 115. The carrying amount of short-term deposits approximates fair value because of the short maturity of these instruments.

     The Company's marketable securities consist primarily of high quality debt securities with limited exposure to any single investment.

                                                     New Dimension Software Ltd.
                                                            and its subsidiaries


NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1998
--------------------------------------------------------------------------------

Note 2 --  SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

       F.     TRADE RECEIVABLES AND DISTRIBUTORS

       Trade receivables and distributors are stated net of allowance for doubtful accounts. The allowance for doubtful accounts is calculated on both specific and general bases in respect of those debts where, in management's opinion, collection is doubtful.

       The Company has entered into financing arrangements with certain software customers primarily ranging from three to five years. The Company records the present value of minimum payments under these arrangements as installment receivables.

       The unearned interest income is offset against the total installment receivable and is amortized over the financing term in a manner that approximates a constant rate of return.

       The carrying values of trade receivables and distributors approximate their fair value.

       G.     PROPERTY AND EQUIPMENT

       Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed by the straight-line method over the following estimated useful lives:

       Computers and peripheral equipment         3-5 years
       Office furniture and equipment             5-15 years
       Motor vehicles                             7 years
       Leasehold improvements                     Shorter of term of lease or
                                                  useful life of asset

       Major renewals and improvements are capitalized, while repair and maintenance are expensed as incurred.

       Upon the sale or retirement of equipment, the cost and related accumulated depreciation and amortization are eliminated from the respective accounts and the resulting gain or loss is reflected in the consolidated statement of income.

       H     OTHER ASSETS

       1. In accordance with the principles set forth in Statement of Financial Accounting Standards No. 86 "Accounting for Costs of Computer Software to be Sold, Leased or Otherwise Marketed", software development costs incurred in conjunction with product development are charged to product development costs in the period the cost is incurred until technological feasibility is established. Thereafter, all software product development costs are capitalized and reported at the lower of unamortized cost or net realizable value. Software costs incurred in conjunction with acquisition of technologically feasible products developed externally are capitalized and reported at the lower of unamortized cost or net realizable value.

                                                     New Dimension Software Ltd.
                                                            and its subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1998
--------------------------------------------------------------------------------

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

     H.   OTHER ASSETS (CONT'D)

          Amortization of capitalized software costs begins when the related product is available for general release to customers and is provided for each software product based on the greater of: (1) the straight-line method over the estimated useful life of the product (usually 5 years) or (ii) the ratio of current gross revenues to the total of current and anticipated future gross revenues from sales of the related product.

          Based on past experience, management believes that future revenues related to these products will be sufficient to realize the amounts capitalized as at December 31, 1998, and as such these amounts will be recovered over the lives of the related projects.

          The estimates of anticipated future revenues and remaining useful life of the Company's products are subject to risk inherent in the software industry, such as changes in technology and customer perceptions.

     2. Deferred charges for the acquisition of distribution and marketing rights and customer base from third parties are amortized over a period of three to five years.

     3. The Company assesses the carrying value of other assets on an annual basis in order to determine whether an impairment has occurred, taking into account both historical and forecasted results of operations. If an impairment has occurred, the amount by which the unamortized balance of the asset exceeds the net realizable value of the asset shall be written off (See Note 2B).

     I.   REVENUE RECOGNITION

     1. The Company has adopted Statement of Position No. 97-2, "Software Revenue Recognition" ("SOP 97-2") as of the fourth quarter of 1997. The adoption of SOP 97-2 does not adversely impact the Company's financial position or results of operations.

     2. Revenue from sale of software products includes license fees, professional service revenues, consulting and education services. Revenue from license fees is recognized after delivery and when collection is probable. Fees from licenses with standard acceptance periods are recognized as revenue upon shipment, provided there are no significant post-delivery obligations. If the acceptance period is longer than standard, revenues are not recognized until the end of the acceptance period.

          Each contract entitles the customer to maintenance for a one-year period. The portion of the contract fee associated with providing first-year maintenance is unbundled and recognized ratably over one year. The Company uses the same percentage to compute first-year maintenance included in the product licensing amount as it uses to price maintenance renewals. Revenues from maintenance contracts are deferred and recognized ratably over the renewal periods.

                                                     New Dimension Software Ltd.
                                                            and its subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1998
--------------------------------------------------------------------------------

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

I.   REVENUE RECOGNITION (CONT'D)

3. In connection with long-term leases of software, the portion of the present value of the lease payments related to the product is recognized as revenue upon the commencement of the lease. Related interest and maintenance revenue are recognized ratably over the corresponding lease term.

4. Revenue from sales through distributors in certain markets is recorded at the net amount receivable from these distributors. In territories where collection is not probable revenue is recognized on a cash basis.

J.   COST OF REVENUES AND PRODUCT DEVELOPMENT

The Company has formulated and utilizes a method to desegregate its cost of revenues based on: (i) specific employee hours dedicated to the appropriate activities; and (ii) identification of certain costs incurred with respect to a specific activity. The Company believes that this methodology is reasonable. Cost of sales consists primarily of amortization of capitalized software and royalties paid to software authors and the Office of the Chief Scientist of the Ministry of Trade (See Note 6B).

K.   ROYALTY BEARING PARTICIPATION FROM THE GOVERNMENT OF ISRAEL

The amounts received as participation from the Government of Israel in approved programs for research and development activities are deducted from research and development expenses as qualifying expenditures are made. See Note 6B relating to commitments under these programs.

L.   DEFERRED INCOME TAXES

Deferred income taxes are provided for temporary differences between the Company's balance sheet items for tax and financial reporting purposes. The Company utilizes the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards No. 109 ("SFAS 109"). In accordance with paragraph 9(f) of SFAS 109, no deferred taxes have been calculated in respect of the difference between changes in the exchange rate and indexing recognized for tax purposes. Pursuant to the requirements of SFAS 109 the Company has provided a valuation allowance with respect to a portion of its deferred tax assets which, more likely than not, will not be realized.

                                                     New Dimension Software Ltd.
                                                            and its subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1998
--------------------------------------------------------------------------------

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

        M.      DERIVATIVE FINANCIAL INSTRUMENTS

        The Company enters into foreign currency forward contracts and options in order to reduce the impact of fluctuations of certain currencies against the U.S. dollar resulting from existing trade receivables and other monetary balances denominated in non-U.S. dollars. These activities do not qualify as hedging activities according to Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation".

        Changes in the fair value (realized or unrealized) of these financial instruments are reflected in the statement of income when they arise. As at December 31, 1998 and 1997, the Company had no outstanding derivative financial instruments.

        N.      EMPLOYEE STOCK OPTIONS

        The Company has adopted Accounting Principles Board Opinion No. 25 -- "Accounting for Stock Issued to Employees", ("APB 25") and related interpretations in accounting for its plans.

        O.      OPERATING SEGMENTS

        The Company has adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). The Company has provided enterprise-wide disclosures as required. See Note 10A.

        P.      EARNINGS PER SHARE

        In 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). Under SFAS 128, "basic earnings per share" are calculated based upon the weighted average number of common shares actually outstanding, and "diluted earnings per share" are calculated based upon the weighted average number of common shares, common equivalent shares, and other convertible securities outstanding.

        Q.      RECLASSIFICATION

        Certain prior year amounts have been reclassified to conform with current year presentation.

        R.      COMPREHENSIVE INCOME

        The Company adopted Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" ("SFAS 130") with effect from January 1, 1998. SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed in the same prominence as other financial statements. It requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. Comprehensive income is the same as net income for all years presented.

                                                     New Dimension Software Ltd.
                                                            and its subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1998
--------------------------------------------------------------------------------

NOTE 3 -- PROPERTY AND EQUIPMENT

                                                               COST                   ACCUMULATED DEPRECIATION
                                                    ---------------------------     ---------------------------
                                                    DECEMBER 31     DECEMBER 31     DECEMBER 31     DECEMBER 31
                                                           1998            1997            1998            1997
                                                    -----------     -----------     -----------     -----------
Computers and peripheral equipment                       10,083          10,077           4,683           5,602
Office furniture and equipment                            2,006           2,246             898           1,007
Motor vehicles                                            1,978           1,704             570             692
Leasehold improvements                                      867             899             320             322
                                                         ------          ------           -----           -----
                                                         14,934          14,926           6,471           7,623
                                                         ======          ======           =====           =====

Balances of cost and accumulated depreciation in respect of fully depreciated assets have not been presented.
Depreciation expenses amounted to $3,089 thousand, $2,331 thousand and $1,954 thousand for the years ended December 31, 1998, 1997 and 1996, respectively.

NOTE 4 -- OTHER ASSETS

Changes in other assets are as follows:

                                                    DECEMBER 31     DECEMBER 31
                                                           1998            1997
                                                    -----------     -----------
Net cost as at January 1                                 13,682          10,662
Changes during the year:
Technology acquisition and capitalization of
  product development costs                               3,122           6,686 (1)
Acquisition of marketing rights                             366              --
Amortization                                             (4,434)         (3,666)
                                                         ------          ------
                                                         12,736          13,682
                                                         ======          ======

------------
(1) In 1997, the U.S. subsidiary acquired certain software products developed by Enlighten Software Solutions Inc. ("Enlighten") and related computer equipment in exchange for $2,123 thousand, plus the assumption of deferred maintenance liabilities as of the acquisition date. Additionally, the subsidiary paid the supplier $300 thousand in advanced royalties. The Company allocated the purchase price to the net assets acquired, as follows:

Purchased software              3,232
Computer equipment                100
Deferred maintenance assumed   (1,209)
                               ------
                                2,123
                               ======

                                                     New Dimension Software Ltd.
                                                            and its subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1998
--------------------------------------------------------------------------------

NOTE 4 -- OTHER ASSETS (CONT'D)

     Net cost is as follows:


                                                  DECEMBER 31    DECEMBER 31
                                                         1998           1997
                                                  -----------    -----------

     Acquired technology                                4,128          5,193
     Capitalized software development costs             8,274          8,406
     Marketing rights and customer base                   334             83
                                                  -----------    -----------
                                                       12,736         13,682
                                                  ===========    ===========

     For the year ended December 31, 1996, capitalization of product development costs amounted to $2,782 thousand and amortization expenses amounted to $3,030 thousand.

NOTE 5 -- SEVERANCE PAY

     Under Israeli law, the Company is required to make severance payments to dismissed employees (including officers) and to employees leaving employment in certain other circumstances. The Company's severance pay liability to its employees, which is calculated on the basis of the salary of each employee for the last month of the reported period, multiplied by the years of such employee's employment, is covered by payments to insurance policies managed by insurance companies, deposits with a recognized severance pay fund and by a provision in the Company's balance sheet. Of the amounts funded, $2,126 thousand are deposited in insurance policies as at December 31, 1998 (December 31, 1997 - $1,736 thousand).

     The Company may make withdrawals from the fund only for the purpose of disbursement of severance pay.

     Severance pay expenses amounted to $1,009 thousand, $855 thousand and $693 thousand for the years ended December 31, 1998, 1997 and 1996, respectively.

                                                     New Dimension Software Ltd.
                                                            and its subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1998
--------------------------------------------------------------------------------

NOTE 6 -- COMMITMENTS AND CONTINGENCIES

        A.      LEASE COMMITMENTS

        The Company leases its office space at all locations under operating leases that expire on various dates through October 2003 and are renewable at the Company's option. Future minimum rental payments are as follows:

                YEAR ENDED DECEMBER 31
                ----------------------
                1999                                            2,037
                2000                                            1,890
                2001                                            1,805
                2002                                            1,549
                2003                                              724
                                                                -----
                                                                8,005
                                                                =====

        Rent expense was $2,079 thousand, $1,694 thousand and $1,614 thousand for the years ended December 31, 1998, 1997 and 1996 respectively.

        B.      ROYALTY COMMITMENTS

        1. The Company is committed to pay royalties to the Government of Israel on proceeds from sales of products, the research and development of which was carried out with Government participation by way of grants. The royalty rates are 3%-5%. Royalties are payable from the commencement of sale of each of these products, until the cumulative amount of the royalties paid equals 100% of the grant received, without interest.

                The amount of grants received and accrued, net of royalties paid and accrued, as at December 31, 1998 was $917 thousand.

        2. The Company is committed to pay royalties to certain parties that participated in the development of certain components of its products. Such royalties are based on sales of products incorporating those components and are paid based on a fixed price per unit sold or as a rate of the unit sale price.

        C.      PURCHASE OF EQUIPMENT

        Under the program for the expansion of the Company's production facilities, the Company is committed as of December 31, 1998 to purchase computers and other equipment at a total cost of approximately $2.8 million. See Note 8A(1).

                                                     New Dimension Software Ltd.
                                                            and its subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1998
--------------------------------------------------------------------------------

NOTE 6 -- COMMITMENTS AND CONTINGENCIES (CONT'D)

     D.   CONTINGENT LIABILITIES

     1. On December 23, 1998 the Supreme Court of Israel rejected the appeal filed by the Company's former CEO, a major shareholder ("the former CEO") regarding the judgement of the Tel-Aviv District Court dated December 21, 1995. The Supreme Court thus rejected the former CEO's claims regarding the validity of the Company's board of directors and declared the board of directors legally constituted and its resolutions, including the resolution to dismiss the former CEO, binding.

          In conjunction with the rejection of the former CEO's appeal, the Supreme Court accepted the Company's appeal and approved the grant of options during the course of the lawsuit to certain members of the board of directors (present and former).

          On January 5, 1999 the Supreme Court granted the former CEO an extension of 30 days on the period during which a request for an additional hearing may be filed.

     2. On March 3, 1995, and May 15, 1995, respectively, the former CEO filed two derivative actions in the Superior Court of California (County of Orange) (the "Original California Court") against the Company, one of its directors and its United States wholly owned subsidiary, alleging misfeasance of the subsidiary's funds by that director ("the Derivative Actions"). Both Derivative Actions have been dismissed by the California Court on the ground that such court does not constitute the proper forum for such Derivative Actions (forum non convenience). The former CEO appealed both dismissals with the California Court of Appeal. On February 1998 the Appellate Court upheld both appeals and returned the Derivative Actions to the Original California Court for hearing. Both Derivative Actions are now pending with the Original California Court. In view of the nature of the Derivative Actions the Company, based on the advice of legal counsel, believes that it is not exposed to any financial liability with respect to the Derivative Actions and thus there is no necessity to record a liability in respect thereof.

     3. In July 1995, the former CEO of the Company filed suit against a subsidiary of the Company in the California Superior Court, Orange County, alleging breach of an employment agreement and seeking damages.

          During February 1997 and July 1997, the subsidiary entered into two partial settlement agreements with the former CEO, whereby the subsidiary paid the plaintiff a total of $300,000. In July 1998 a further agreement was entered into by the parties whereby the plaintiff has dismissed without prejudice all claims that remain pending, but retains the right to pursue arbitration of these remaining claims. Of the total amount paid to the plaintiff, $100,000 will serve as an offset to any recovery by the plaintiff in any arbitration of the remaining claims.

                                                      New Dimension Software Ltd
                                                            and its subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1998
--------------------------------------------------------------------------------

NOTE 6 -- COMMITMENTS AND CONTINGENCIES

     D.   CONTINGENT LIABILITIES (CONT'D)

          The Company, based on the advice of legal counsel, believes that the final outcome will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

     4. On November 2, 1998, the subsidiary, EagleEye Control Software, Ltd. ("the subsidiary"), filed an action with the Tel Aviv District Court against a distributor, Memco Software Ltd. (the "Distributor") requesting the court to order the Distributor to pay the subsidiary the amount of $2 million due to it under a distribution agreement between the parties and its amendments.

          Under the distribution agreement, the Distributor agreed not to grant Platinum Technology Inc. ("Platinum") or any of its majority owned subsidiaries any rights in the subsidiary's products. Following the merger announcements made the distributor and Platinum in August 1998, the Distributor requested the subsidiary's consent to the assignment of the Distributor's rights under the distribution agreement to Platinum. The subsidiary denied the Distributor's request and consequently the Distributor defaulted on two payments of $1,000,000 each, which were due under the provisions of the distribution agreement on October 30, 1998 and January 30, 1999, respectively.

          As a result of this refusal, the subsidiary filed the action. In response, on December 3, 1998, the Distributor filed an application for leave to defend with the Tel-Aviv District Court, alleging, inter-alia, that the subsidiary's denial of its request to assign it distribution rights to Platinum constitutes a breach of the distribution agreement, thus entitling the Distributor to a refund of amount previously paid to the subsidiary in the amount of approximately $2.1 million. In its application the Distributor states that upon receipt of leave to defend, it intends to file a counter claim against the subsidiary for the amount of the alleged refund.

          A first hearing in the matter is scheduled for October 1999. The Company, based on the advice of legal counsel, believes that the subsidiary's action has merit, but is unable at this stage to estimate the outcome of the action and of the Distributor's counter claim, should one be filed.

                                                     New Dimension Software Ltd.
                                                            and its subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1998
--------------------------------------------------------------------------------

NOTE 6 -- COMMITMENTS AND CONTINGENCIES (CONT'D)

        D.      CONTINGENT LIABILITIES (CONT'D)

        5. The Company and its subsidiaries are involved in litigation arising from the normal course of business. The Company, based on the advice of legal counsel, believes that the final outcome of such litigation will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

        E.      CONCENTRATION OF CREDIT RISK

        Financial instruments which may potentially subject the Company to significant concentrations of credit risk consist of cash investments and trade and distributor accounts receivable.

        Cash and cash equivalents, and investments in marketable securities and short-term deposits are maintained by major financial institutions in Israel and the United States.

        The Company grants credit to customers and distributors without generally requiring collateral or security. The Company performs ongoing credit evaluation of the financial condition of its customers and distributors. The risk of collection associated with trade and installment receivables is further mitigated by the large number and geographical dispersion of the Company's customer base.

        F.      CONTINGENT REMUNERATION PLANS

        1. Certain senior officers of the Company will be entitled to special compensation not to exceed $1.5 million in the event of a change in the control of the Company.

        2.      EagleEye Control Software Ltd. option conversion plan -- see
                Note 7C.

NOTE 7 -- SHAREHOLDERS' EQUITY

        A.      SHARE CAPITAL

        Share capital consists of ordinary shares of NIS 0.01 par value. As at December 31, 1998 and 1997, 20,000,000 shares are authorized.

                                                     New Dimension Software Ltd.
                                                            and its subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1998
--------------------------------------------------------------------------------

NOTE 7  -  SHAREHOLDERS' EQUITY (CONT'D)

B.   DIVIDENDS

Dividends may be paid by the Company only out of unconsolidated retained earnings in Israeli currency as determined for Israeli statutory purposes (see
Note 8A(1)). There are no restrictions on the transfer of funds to foreign shareholders for the payment of dividends.

C.   OPTIONS

The shareholders at the Annual General Meeting held on September 30, 1992 approved the Company's 1992 stock option plan ("the 1992 Plan") under which the Company may grant options of up to 1,000,000 shares. Subsequently, at the Annual General Meetings held on November 15, 1994 and December 17, 1996 this amount was increased to 2,000,000 and 2,357,000 shares, respectively. The 1992 Plan expires on September 30,2002. The 1992 Plan provides that options may be granted to employees, directors, consultants and contractors of the Company.

A subsidiary, EagleEye Control Software Ltd. (hereinafter, "EagleEye") maintains a separate option plan ("the EagleEye 1996 Plan") under which EagleEye may grant options up to 20,000 shares. As of December 31, 1998, EagleEye has 100,400 outstanding shares, all owned by the Company.

The two plans are designed to benefit from the provisions of Section 3(i) of the Israel Income Tax Ordinance (New Version) 1961, with respect to employees of the Company and from the provisions of the United States Internal Revenue Code of 1986 (the "Code"), as amended with respect to employees of the Company's U.S. subsidiary. The option awards are personal and non-assignable and terminate automatically upon termination of employment (except for approved retirement, termination caused by death or disability, or termination without cause). The price per share under the option award is to be determined on the date of grant, provided that (i) such price shall not be less than 75% of the fair market value on such date; (ii) in the case of options which qualify as "Incentive Stock Options" as defined in the Code, such price shall not be less than 100% of the fair market value on such date or 110%, if at the time of grant the optionee owns more than 10% of the voting stock of the Company. Under the EagleEye 1996 plan, if such shares are not publicly traded at the time an option is granted, "fair market value of a share" shall mean the per share fair market value of EagleEye as conclusively determined and approved by EagleEye's stock option committee or its Board of Directors.

Shares covered by the options granted and exercised but not paid for, as well as shares available for future grants, have no voting rights or rights to cash dividends.

                                                     New Dimension Software Ltd.
                                                             and it subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1998
--------------------------------------------------------------------------------

NOTE 7 - SHAREHOLDERS' EQUITY (CONT'D)

     C.   OPTIONS (CONT'D)

     The 1992 plan

     A summary of the status of the Company's 1992 plan as of December 31, 1998, 1997 and 1996 and changes during the years ending on those dates is presented below:

                                 1998                          1997                          1996
                              --------------------------    --------------------------    --------------------------
                               NUMBER OF      WEIGHTED       NUMBER OF      WEIGHTED       NUMBER OF      WEIGHTED
                                SHARES        AVERAGE         SHARES        AVERAGE         SHARES        AVERAGE
                                              EXERCISE                      EXERCISE                      EXERCISE
                              (THOUSANDS)      PRICE        (THOUSANDS)      PRICE        (THOUSANDS)      PRICE
                              -----------    -----------    -----------    -----------    -----------    -----------
     Outstanding at
        beginning of year           1,206            6.3          1,126            3.9          1,274            3.7
     Granted                           55           20.0            403           10.9             84            5.7
     Validated*                       195            4.3            300            3.9             --             --
     Exercised                       (367)           4.6           (590)           3.7           (163)           3.7
     Forfeited                       (100)           6.5            (33)           6.1            (69)           3.7
                              -----------                   -----------                   -----------

     Outstanding at
        end of year                   989            7.5          1,206            6.3          1,126            3.9
                              ===========                   ===========                   ===========
     Options exercisable
        at year end                   533            5.1            501            4.0            744            3.7
                              ===========                   ===========                   ===========

--------------
     * As mentioned in Note 6D(1) above, the Company's appeal regarding the granting of 125,000 options issued at an exercise price of $3.677 and 70,000 options issued at an exercise price of $5.375 to certain directors, was sustained by the Supreme Court. Consequently, these options were validated.

          Furthermore, 70,000 options and 7,500 options issued at exercise prices of $5.375 and $3.677 respectively, which had previously been suspended by the District Court, were cancelled during 1998.

                                                     New Dimension Software Ltd.
                                                            and its subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1998
--------------------------------------------------------------------------------

NOTE 7 -- SHAREHOLDERS' EQUITY (CONT'D)

        C.      OPTIONS (CONT'D)

        The following table summarizes information about stock options outstanding at December 31, 1998:


                                        OPTIONS OUTSTANDING                                  OPTIONS EXERCISABLE
                        ----------------------------------------------------         --------------------------------
                                              WEIGHTED
     RANGE                 NUMBER             AVERAGE            WEIGHTED              NUMBER             WEIGHTED
  OF EXERCISE           OUTSTANDING          REMAINING           AVERAGE             EXERCISABLE          AVERAGE
    PRICES              AT 12/31/98      CONTRACTUAL LIFE    EXERCISE PRICE          AT 12/31/98       EXERCISE PRICE
---------------         -----------     -----------------    ---------------         -----------      ---------------
(IN US DOLLARS)         (THOUSANDS)         (IN YEARS)       (IN US DOLLARS)         (THOUSANDS)      (IN US DOLLARS)
---------------         -----------         ----------       ---------------         -----------      ---------------
 3.6 -  4.9                     556            4.35                4.3                      424                  4.0
 5.2 -  5.9                      42            5.34                5.6                       16                  5.6
 8.1 - 12.3                     285            5.65                9.9                       82                  8.9
14.6 - 19.3                     101            5.68               18.1                       11                 17.1
25.8 - 34.5                       5            7.03               27.7                       --                   --
                               ----                                                        ----
Total                           989                                                         533
                               ====                                                        ====

        EagleEye 1996 Plan

        A summary of the status of the EagleEye 1996 Plan as at December 31, 1998 and 1997 is presented below:

                                                               1998             1997
                                                            ---------        ---------
                                                            NUMBER OF        NUMBER OF
                                                              SHARES           SHARES
                                                            ---------        ---------
        Outstanding at beginning of year                        6,800               --
        Granted                                                   500(1)         6,900
        Forfeited                                                (130)            (100)
                                                            ---------        ---------
        Outstanding at end of year                              7,170(2)         6,800
                                                            =========        =========
        Options exercisable at year end                         2,945(3)         1,375
                                                            =========        =========

        (1) Until such time as EagleEye shares have been listed for trade on any stock exchange, options granted subsequent to January 1, 1998, shall not be exercisable by way of acquisition of the shares, and may only be redeemed against a cash payment by EagleEye.

        (2) Include 500 options with an exercise price of $348 and 6,670 options with an exercise price of $200. The weighted average remaining contractual life is 6 years.

        (3)     The options have an exercise price of $200.

        In December 1998, the Option Committee approved a plan for the conversion of the outstanding EagleEye stock options into a cash bonus in the event of a change in control of the Company. The computation of the cash bonus will be based on the value of EagleEye relative to the value of the Company.

                                                     New Dimension Software Ltd.
                                                            and its subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1998
--------------------------------------------------------------------------------

NOTE 7. -- SHAREHOLDERS' EQUITY (CONT'D)

        C.      OPTIONS (CONT'D)

        Compensation expense

        The Company applies APB 25 in accounting for its plans. The options were granted at the market value of the shares on the date of the grant. Accordingly, no compensation expense has been recognized for its stock option plan. Had compensation expense for the Company's stock-based compensation plan been determined based on the fair value at the grant dates for awards under that plan consistent with the method of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:


                                                                 1998            1997           1996
                                                                ------          ------          -----
        Net income ($ thousands)        As reported             20,530          10,966          5,452
                                        Pro forma               19,193           9,627          5,030

        Basic earnings per share($)     As reported               1.71            0.95           0.49
                                        Pro forma                 1.60            0.83           0.45

        Diluted earnings per share($)   As reported               1.59            0.89           0.48
                                        Pro forma                 1.50            0.78           0.44

        The fair value of each option grant is estimated on the date of the grant using the Black and Scholes option pricing model with the following assumptions:

                               OPTION                                      RISK-FREE
                                TERM              EXPECTED   DIVIDEND      INTEREST
        YEAR OF GRANT          (YEARS)          VOLATILITY     YIELD         RATE
        -------------          -------          ----------   --------     -----------
        1998                    6 - 9           *54% - 73%      0%        4.5% - 5.8%
        1997                    6 - 9            54% - 77%      0%               6  %
        1996                    6 - 8            62% - 79%      0%        5.5% - 6  %

        * With the exception of the EagleEye options, for which volatility is 0%.

        SFAS 123 does not apply to awards granted prior to 1995.

        As required by SFAS 123, the Company has determined the weighted average fair value of stock options granted during 1998 to be $12.76.

                                                     New Dimension Software Ltd.
                                                            and its subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1998
--------------------------------------------------------------------------------

NOTE 8-TAXES ON INCOME

A. TAX PROGRAMS UNDER VARIOUS ISRAELI TAX LAWS

1) Tax benefits under the Law for the Encouragement of Capital Investments

   The Company's production facilities have been granted the status of an "Approved Enterprise" under the Law for the Encouragement of Capital Investment, 1959. An approved enterprise is eligible for reduced tax rates. The Company qualifies as a foreign-invested company, thus the benefits to be received are a maximum tax rate of 25% for a period of ten years or if the Company elected to be taxed under the "Alternative Benefit Method" a tax exemption for two years of the ten year benefit period and a maximum tax rate of 25% during the additional eight years. (The approved enterprises of the Company that were approved up to 1996 are eligible for four years of tax exemption and six years of 25% tax rate.) The benefit period commences the first year in which the approved enterprise generates taxable income but is limited to 12 years from commencement of production or 14 years from the date of approval, whichever is earlier. The first fiscal year of taxable income from the approved enterprise was 1987, and the benefit period according to this program has since been completed.

   The Company's production facilities have undergone various expansions, some of which have been completed and approved by the Investment Center, and some of which have been completed but the final investment report has not yet been submitted to the Investment Center.

   As the Company elected to apply the Alternative Benefit Method, these expansions, except the latest one will enjoy future tax exemption on the increase in income derived from that approved expansion for a period of four years and a reduced tax rate of 25% for an additional six years. The latest expansion will be tax exempt for a period of two years and will be liable for 25% tax for the remaining eight years.

   The tax exempt income attributable to the "Approved Enterprise" can be distributed to shareholders without subjecting the Company to taxes only upon the complete liquidation of the Company. The Company has determined that such tax exempt income will not be distributed as dividends. Accordingly, no deferred income taxes have been provided on income attributable to the Company's "Approved Enterprise".

   If the retained tax exempt income is distributed in a manner other than in the complete liquidation of the Company, it would be taxed at the corporate tax rate applicable to such profits as if the Company had not chosen the alternative tax benefits (currently-25%) and an income tax liability would be incurred of approximately $3,880 thousand as of December 31, 1998.

   Income from sources other than the Approved Enterprises during the relevant periods of benefits will be taxable at the regular corporate rate, which currently is 36%.

                                                     New Dimension Software Ltd.
                                                            and its subsidiaries



NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1998
--------------------------------------------------------------------------------


NOTE 8 -- TAXES ON INCOME (CONT'D)

       A.     TAX PROGRAMS UNDER VARIOUS ISRAELI TAX LAWS (CONT'D)

       (2) Measurement of results for tax purposes under the Income Tax Law (Inflationary Adjustments) - 1985

              The Company is assessed for tax purposes under the Income Tax Law (Inflationary Adjustments) - 1985. Under this law, the Company is entitled to deduct from its taxable income an "Equity Preservation Deduction" (which partially compensates for the decrease in the value of shareholders' equity resulting from the annual increase in the Israeli Consumer Price Index ("CPI") or has to add to its taxable income an "Additional Amount" (which reflects the effect of such increase in the Israeli CPI on the excess of depreciated costs of fixed assets over shareholders' equity).

              In January 1999 the Company elected to apply for US dollar bookkeeping for tax purposes. The Company will apply these rules during the tax years 1999 through 2001 and thereafter may extend application of these rules on an annual basis.

       B.     TAXES ON INCOME


                                             YEAR ENDED      YEAR ENDED      YEAR ENDED
                                            DECEMBER 31     DECEMBER 31     DECEMBER 31
                                            -----------     -----------     -----------
                                                   1998            1997            1996
                                            -----------     -----------     -----------
Income (loss) before taxes on income
Israel and its Israeli subsidiaries              19,353          11,716           6,739
Non-Israeli subsidiaries                          3,675             732          (1,756)
                                            -----------     -----------     -----------
                                                 23,028          12,448           4,983
                                            ===========     ===========     ===========
Taxes on income included in income
  statements:
Current taxes:
Tax benefits from previous years                     --              --            (199)
Israel and its Israeli subsidiaries               2,193             318             369
Non-Israeli subsidiaries                            236             220             136
                                            -----------     -----------     -----------
                                                  2,429             538             306
                                            -----------     -----------     -----------
Deferred taxes:
Israel                                              (59)            944            (775)
Non-Israeli subsidiaries                            128              --              --
                                            -----------     -----------     -----------
                                                     69             944            (775)
                                            -----------     -----------     -----------
                                                  2,498           1,482            (469)
                                            ===========     ===========     ===========

                                                     New Dimension Software Ltd.
                                                            and its subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS DECEMBER 31, 1998
--------------------------------------------------------------------------------

NOTE 8 -- TAXES ON INCOME (CONT'D)

     C.   DEFERRED INCOME TAXES

     1.   Comprised of:

                                                                                DECEMBER 31              DECEMBER 31
                                                                                       1998                     1997
                                                                                -----------              -----------
Benefits from a loss carryforward                                                     2,822                    5,687
Other benefits (including allowance for doubtful accounts,
provision for vacation and severance pay)                                               571                      423
Amortization of capitalization of software development costs,
acquired technology, marketing rights and customer base                                (617)                  (1,010)
Other                                                                                   451                      (45)
                                                                                -----------              -----------

Deferred tax asset, net                                                               3,227                    5,055
Less - valuation allowance                                                           (3,465)                  (5,224)
                                                                                -----------              -----------
Deferred tax liability, net                                                            (238)                    (169)
                                                                                ===========              ===========
2. Included in the balance sheet:

Deferred income tax - asset (Note 9B(2))                                                506                      811
                      liability                                                        (744)                    (980)
                                                                                -----------              -----------
                                                                                       (238)                    (169)
                                                                                ===========              ===========

     D.   RECONCILIATION OF THE STATUTORY TAX EXPENSE TO THE ACTUAL TAX EXPENSE

     A reconciliation of statutory tax expense, assuming all income is taxed at the statutory rate of 36% applicable to the income of companies in Israel, and the actual tax expense, is as follows:

                                                                                 YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                                                DECEMBER 31    DECEMBER 31    DECEMBER 31
                                                                                       1998           1997           1996
                                                                                -----------    -----------    -----------
Income before taxes on income, as reported in the
consolidated statements of income                                                    23,028         12,448          4,983
                                                                                ===========    ===========    ===========

Statutory tax on the above amount                                                     8,290         4,481           1,794
Tax effect of non-Israeli subsidiaries                                                 (959)          (42)            632
Increase in taxes due to foreign withholding taxes                                      100           253             369
Taxes in respect of prior years                                                          60            --            (199)
Tax benefits arising from the "Approved Enterprise"                                  (5,383)       (2,893)           (703)
Permanent differences                                                                    93           167           1,249
Utilization of tax losses and inflationary
deductions in respect of which deferred
tax asset was not recorded in prior years                                                --          (539)         (2,917)
Recording of deferred income taxes in respect
of prior years                                                                           --           (29)           (775)
Increase in taxes arising from differences between
Israeli currency income and dollar income - net*                                        297            84              81
                                                                                -----------    -----------    -----------
Taxes on income for the reported year                                                 2,498          1,482           (469)
                                                                                ===========    ===========    ===========

* Resulting from the difference between the changes in the Israeli CPI (the basis for computation of taxable income) and the exchange rate of Israeli currency relative to the U.S. dollar.

                                                     New Dimension Software Ltd.
                                                             and it subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1998
--------------------------------------------------------------------------------

NOTE 8 -- TAXES ON INCOME (CONT'D)

     E.   TAX ASSESSMENTS

     Final tax assessments have been received by the Company through the 1996 tax year (year ended December 31, 1996). Regarding the subsidiaries of the
     Company: one Israeli subsidiary has received final tax assessments through 1994, and the other subsidiaries have not been assessed for tax purposes since inception.

NOTE 9 - SUPPLEMENTARY BALANCE SHEET INFORMATION

     A.   MARKETABLE SECURITIES AND DEPOSITS

     Comprised of:
                                                    DECEMBER 31     DECEMBER 31
                                                           1998            1997
                                                    -----------     -----------
     Short-term
     Money market fund - available-for-sale               3,670           2,244
     Debt securities - held-to-maturity                   6,550           3,495
     Deposits                                               221             292
                                                    -----------     -----------
                                                         10,441           6,031
                                                    -----------     -----------
     Long-term
     Debt securities - held-to-maturity(1)                  462           1,575
     Deposits                                               344             336
                                                    -----------     -----------
                                                            806           1,911
                                                    -----------     -----------
                                                         11,247           7,942
                                                    ===========     ===========

The fair value of marketable securities held-to-maturity as at December 31, 1998 is $6,712 thousand (December 31, 1997 - $4,944 thousand).

--------------
(1)  Mature during year 2000.

                                                     New Dimension Software Ltd.
                                                            and its subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1998
--------------------------------------------------------------------------------

NOTE 9 -- SUPPLEMENTARY BALANCE SHEET INFORMATION (CONT'D)

        B.      RECEIVABLES

        (1)     TRADE RECEIVABLES AND DISTRIBUTORS

        Comprised of:


                                   DECEMBER 31     DECEMBER 31
                                          1998            1997
                                   -----------     -----------
        Trade(1)                        36,222          17,400
        Distributors(2)                  6,698           5,395
                                   -----------     -----------
                                        42,920          22,795
                                   ===========     ===========

        (1) As of December 31, 1998, are net of allowance for doubtful accounts of $824 thousand (December 31, 1997 - $500 thousand)

        (2) As of December 31, 1998, are net of allowance for doubtful accounts of $466 thousand (December 31, 1997 - $300 thousand)

        The expense recorded for uncollectible debts and allowance for doubtful debts during the year ended December 31, 1998 amounted to $626 thousand (December 31, 1997 and 1996 - $525 thousand and $152 thousand, respectively).

        (2)     OTHER RECEIVABLES

        Comprised of:

                                               DECEMBER 31     DECEMBER 31
                                                      1998            1997
                                               -----------     -----------
        Deferred income taxes(1)                       506             811
        Other                                        2,700           2,391
                                               -----------     -----------
                                                     3,206           3,202
                                               ===========     ===========

        (1)     See also Note 2L and Note 8C.

                                                     New Dimension Software Ltd.
                                                            and its subsidiaries


NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1998
--------------------------------------------------------------------------------

NOTE 9 - SUPPLEMENTARY BALANCE SHEET INFORMATION (CONT'D)

C.     LONG-TERM RECEIVABLES, NET


Comprised of:
                                                     DECEMBER 31     DECEMBER 31
                                                            1998            1997
                                                     -----------     -----------

Installment receivables                                   58,808          34,446
Less - unearned interest income                           (7,240)         (6,359)
                                                         -------         -------

Installment receivables, net*                             51,568          28,087
Employees and other                                          212             295
                                                         -------         -------
                                                          51,780          28,382

Less - current maturities                                (22,413)        (10,130)
                                                         -------         -------
                                                          29,367          18,252
                                                         =======         =======


Aggregate maturities are as follows:

                                                                     DECEMBER 31
                                                                            1998
                                                                     -----------
First year (current maturities)                                           22,413
Second year                                                               13,676
Third year                                                                 8,714
Fourth year                                                                4,962
Fifth year and thereafter                                                  2,015
                                                                          ------
                                                                          51,780
                                                                          ======

*  See also Note 13A with respect to sale of receivables.

D.     LONG-TERM DEFERRED INCOME

Aggregate maturities are as follows:


                                                                     DECEMBER 31
                                                                            1998
                                                                     -----------
First year (current maturities)                                           21,524
                                                                          ------
Second year                                                                9,860
Third year                                                                 6,695
Fourth year                                                                3,758
Fifth year and thereafter                                                  1,953
                                                                          ------
                                                                          22,266
                                                                          ------
                                                                          43,790
                                                                          ======

                                                      New Dimension Software Ltd
                                                            and its subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1998
--------------------------------------------------------------------------------

NOTE 9 -- SUPPLEMENTARY BALANCE SHEET INFORMATION (CONT'D)

     E.   MONETARY BALANCES IN NON-DOLLAR CURRENCIES


                                                    DECEMBER 31, 1998
                       -----------------------------------------------------------------------
                                                                           OTHER NON-DOLLAR
                                   ISRAELI CURRENCY                           CURRENCIES
                       -----------------------------------------       -----------------------
                                 LINKED TO THE      LINKED TO          AUSTRALIAN
                       UNLINKED   ISRAELI CPI    THE U.S. DOLLAR         DOLLAR          OTHER
                       --------  -------------   ---------------       ----------        -----
ASSETS
Current assets           1,217         169            1,279               3,288          2,899
Long-term
 receivables                --         294               98               3,893             --
                         -----       -----            -----               -----          -----
                         1,217         463            1,377               7,181          2,899
                         =====       =====            =====               =====          =====
LIABILITIES
Current
 liabilities             6,432       1,312            2,096                 490            690
                         =====       =====            =====               =====          =====

                                                    DECEMBER 31, 1997
                       -----------------------------------------------------------------------
                                                                           OTHER NON-DOLLAR
                                   ISRAELI CURRENCY                           CURRENCIES
                       -----------------------------------------       -----------------------
                                 LINKED TO THE      LINKED TO          AUSTRALIAN
                       UNLINKED   ISRAELI CPI    THE U.S. DOLLAR         DOLLAR          OTHER
                       --------  -------------   ---------------       ----------        -----
ASSETS
Current assets           1,329         563              973               2,877          1,184
Long-term
 receivables                --          --              152               5,197            246
                         -----       -----            -----               -----          -----
                         1,329         563            1,125               8,074          1,430
                         =====       =====            =====               =====          =====
LIABILITIES
Current
 liabilities             3,275         662            1,764                 764             99
                         =====       =====            =====               =====          =====

     The above reflects the exposure of the Company's monetary balances in non-dollar currencies to the effect of changes in the rate of exchange of the NIS or other non-dollar currencies to the U.S. dollar at each balance sheet date.

                                                     New Dimension Software Ltd.
                                                            and its subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1998
--------------------------------------------------------------------------------

NOTE 10 - SUPPLEMENTARY INCOME STATEMENT DATA

A. GEOGRAPHIC AREAS AND MAJOR DISTRIBUTORS

The Company operates in a single industry with facilities in Israel, North America, Australia and Europe. The Company's products form an integrated family, thus its operations consist of one homogeneous activity sold by a single sales force. The development of software products takes place in Israel and the United States.

The Company adopted SFAS 131 in 1998. In accordance with the definition of operating segments in SFAS 131, the Company has identified a single reportable segment i.e. software with operations in the various geographic areas to which sales are made, i.e., North America, Western Europe, Australia and New Zealand, and the rest of world (includes Latin America, South America, Africa, Asia/Pacific region). Prior year amounts have been restated to conform with current year presentation.

The Company's revenues and long-lived assets by geographic areas are as follows:

                                                     YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                    DECEMBER 31     DECEMBER 31     DECEMBER 31
                                                    -----------     -----------     -----------
                                                           1998            1997            1996
                                                    -----------     -----------     -----------
REVENUES:(1)
United States of America and Canada .............      63,309          38,522          22,537
Australia and New Zealand .......................       5,644           6,399           5,329
Europe ..........................................      13,799          11,031          10,090
Rest of the world ...............................      10,839           9,017           5,598
                                                       ------          ------          ------
                                                       93,591          64,969          43,554
                                                       ======          ======          ======

                                                                    DECEMBER 31     DECEMBER 31
                                                                        1998            1997
                                                                    -----------     -----------
LONG-LIVED ASSETS:
Israel .........................................................       15,076          15,505
North America ..................................................        6,019           5,341
Australia ......................................................          104             139
                                                                       ------          ------
                                                                       21,199          20,985
                                                                       ======          ======

------------
(1) Revenues are attributed to geographic areas based on location of customer.

                                                     New Dimension Software Ltd.
                                                            and its subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1998
--------------------------------------------------------------------------------

NOTE 10 - SUPPLEMENTARY INCOME STATEMENT DATA (CONT'D)

A.   GEOGRAPHIC AREAS AND MAJOR DISTRIBUTORS (CONT'D)

The Company's revenues by major product lines are as follows:

                                         YEAR ENDED    YEAR ENDED    YEAR ENDED
                                        DECEMBER 31   DECEMBER 31   DECEMBER 31
                                        ------------  ------------  -----------
                                            1998          1997         1996
                                        ------------  ------------  -----------
Enterprise Security Management               9,781         2,190         960
Enterprise Output Management                19,180        12,776      10,263
Enterprise Production Management            59,065        49,178      32,331
Tandem                                       5,565           825          --
                                            ------        ------      ------
TOTAL REVENUES                              93,591        64,969      43,554
                                            ======        ======      ======



Many of the Company's transactions include sales of a number of products. In such cases the allocation of the entire transaction revenue between the various products is based on the Company's price list. This allocation does not necessarily reflect which of the products was the customer's primary purchase.

For the years ended December 31, 1998, 1997 and 1996, revenues from one distributor aggregated 13.6%, 15.8% and 22.6%, respectively of total revenues.


B.   PRODUCT DEVELOPMENT, NET

                                         YEAR ENDED    YEAR ENDED    YEAR ENDED
                                        DECEMBER 31   DECEMBER 31   DECEMBER 31
                                        ------------  ------------  ------------
                                            1998          1997          1996
                                        ------------  ------------  ------------
Product development cost                    12,713         8,962       6,758
Less - Capitalization of product
         development costs, net             (2,654)       (2,379)     (2,782)
     - Royalty bearing participation          (618)         (488)         --
                                            ------        ------      ------
Product development, net                     9,441         6,095       3,976
                                            ======        ======      ======

                                                     New Dimension Software Ltd.
                                                            and its subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS DECEMBER 31, 1998
--------------------------------------------------------------------------------


NOTE 10 -- SUPPLEMENTARY INCOME STATEMENT DATA (CONT'D)

     C.   SPECIAL INCOME


                                                    YEAR ENDED         YEAR ENDED      YEAR ENDED
                                                   DECEMBER 31        DECEMBER 31     DECEMBER 31
                                                  ------------       ------------    ------------
                                                          1998               1997            1996
                                                  ------------       ------------    ------------
      Termination of distribution agreement (1)             --                --              227
      Class action suit, net(2)                             --                --              250
                                                  ------------       ------------    ------------

                                                            --                --              477
                                                  ============       ============    ============


     (1) Adjustment to a provision made in 1994 in respect of a termination agreement with a major distributor.

     (2) Adjustment to the settlement agreement in respect of the Class Action Suit filed against the Company in 1994.


     D.   FINANCIAL INCOME, NET

                                                    YEAR ENDED         YEAR ENDED      YEAR ENDED
                                                   DECEMBER 31        DECEMBER 31     DECEMBER 31
                                                  ------------       ------------    ------------
                                                          1998               1997            1996
                                                  ------------       ------------    ------------
     INCOME
     Interest income from banks and others                 905                836             891
     Gain from debt securities                             592                389             185
     Interest income from installment receivables        2,401                515             251
                                                  ------------       ------------    ------------

                                                         3,898              1,740           1,327
                                                  ------------       ------------    ------------
     EXPENSES
     Interest and bank charges                             121                 71              84
     Interest expense to tax authorities
      and others                                            --                 56              --
     Exchange and translation loss, net                    492                655             352
                                                  ------------       ------------    ------------

                                                           613                782             436
                                                  ------------       ------------    ------------

     Financial income, net                               3,285                958             891
                                                  ============      =============    ============

                                                     New Dimension Software Ltd.
                                                            and its subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1998
--------------------------------------------------------------------------------

NOTE 10 -- SUPPLEMENTARY INCOME STATEMENT DATA (CONT'D)

     E.   EARNINGS PER SHARE ("EPS")

     Following are the details of the basic and diluted EPS:

                                 1998                             1997                             1996
                     -----------------------------    -----------------------------    ------------------------------
                      NET      NUMBER    PER SHARE     NET      NUMBER    PER SHARE     NET      NUMBER     PER SHARE
                     INCOME   OF SHARES    AMOUNT     INCOME   OF SHARES    AMOUNT     INCOME   OF SHARES     AMOUNT
                     ------   ---------  ---------    ------   ---------  ---------    ------   ---------   ---------
Basic EPS            20,530    11,984       1.71      10,966     11,530      0.95       5,452     11,152       0.49
                                            ====                             ====                              ====

Effect of dilutive
  securities:
Employee stock
  options               (91)     *877                      --       799                    --        325
                     ------    ------                  ------     ------                -----     ------
Diluted EPS          20,439    12,861       1.59       10,966     12,329     0.89       5,452     11,477       0.48
                     ======    ======       ====       ======     ======     ====       =====     ======       ====

* Include 195,000 options validated by the Supreme Court in 1998, as described in Note 6D(1). These options were not included in the number of dilutive securities in prior years, as they were suspended by the Tel-Aviv District Court.

                                                     New Dimension Software Ltd.
                                                            and its subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1998


NOTE 11 - RELATED PARTY TRANSACTIONS

The Company does not generally engage in transactions with related parties, other than directors' fees.

A.   BALANCES OWED TO, OR DUE FROM, RELATED PARTIES

Balances owed to or due from related parties are disclosed in the notes to the financial statements. See Note 6D(3) with regard to settlement of employment agreement and Note 7C with regard to validated options.

B.   INCOME FROM, AND EXPENSES TO, RELATED PARTIES

Income from and expenses to related parties are immaterial.


NOTE 12 - RECENTLY ENACTED ACCOUNTING STANDARDS

1. In June 1998, the FASB issued statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction.

     The Company expects to adopt SFAS 133 in the fiscal year beginning January 1, 2000. The adoption of SFAS 133 is not expected to have a material impact on the Company's financial position or results of operations.

2. In March 1998, the AICPA issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 is effective for fiscal years beginning after December 15, 1998.

     The Company will adopt SOP 98-1 in the fiscal year beginning January 1, 1999. The adoption of SOP 98-1 is not expected to have a material impact on the Company's financial position or results of operations.

3. In April 1998 the AICPA issued Statement of Position 98-5, "Start-Up Costs" ("SOP 98-5"). According to this standard, the cost of start-up activities, including organization costs, should be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998.

     The Company will adopt SOP 98-5 in the fiscal year beginning January 1, 1999. The adoption of SOP 98-5 is not expected to have a material impact on the Company's financial position or results of operations.

                                                     New Dimension Software Ltd.
                                                            and its subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1998



NOTE 13 - SUBSEQUENT EVENTS

A.   Sale of Receivables

     On January 25, 1999, the U.S. subsidiary sold, without recourse, three of its installment receivable balances totaling approximately $6,924 thousand for approximately $7,100 thousand. The Company has guaranteed the performance of all its obligations in respect of these receivables.

B.   Change in control (unaudited)

     On April 14, 1999 a cash tender offer by BMC Software, Inc. ("BMC"), for the purchase of all the issued and outstanding ordinary shares of the Company, was consummated. The tender offer price was $52.50 per share.

     As an inducement for BMC to enter into and consummate the tender offer, the Company entered into settlement agreements with three non-executive directors, subject to approval by the shareholders at the Special Meeting. The agreements result from a dispute between the Company and the non-executive directors regarding the allegation by the latter that the Company promised to issue them 450,000 stock options. In view of the requirement under Israeli law that any compensation to the non-executive directors be approved by the Company's shareholders (whose approval was never obtained or requested), the Company does not believe that the non-executive directors are entitled to such options. In order to avoid litigation and to allow the tender offer to proceed, the parties agreed to settlement agreements, whereby upon closing of the tender offer, the Company paid consideration of $7,500,000 in cash (plus Value Added Tax as prescribed by law- currently 17%), less any amounts required to be withheld pursuant to applicable tax regulations, and the non-executive directors released the Company from any and all claims. The payment of the settlement amount does not serve as an admission or acknowledgement by the Company of any liability in connection with the non-executive directors' claims. The agreements were contingent upon and subject to the closing of the tender offer.

     Furthermore, as an inducement for BMC to enter into and consummate the tender offer, the former CEO and other parties to the litigation described in Notes 6D(1)-(3) entered into mutual release agreements which became effective upon the closing of the tender offer. The release agreements were subject to the approval by the shareholders at the Special Meeting.
     In connection with the release agreement, the Company reimbursed the former CEO for his legal expenses incurred in connection with the abovementioned litigation, in an amount of $500,000, upon the closing of the tender offer.

         (b) Pro Forma Financial Information

               Pro Forma Condensed Combined Balance Sheet as of March 31, 1999

               Pro Forma Condensed Combined Statement of Earnings for the year ended March 31, 1999

               Notes to Unaudited Pro Forma Condensed Combined Financial
                 Statements

     The following unaudited pro forma condensed combined financial statements reflect adjustments to the historical consolidated balance sheets and statements of earnings of BMC and New Dimension Software Ltd. ("New Dimension") to give effect to the merger, using the purchase method of accounting for a business combination.

     The fiscal year ends for BMC and New Dimension occur at different dates. BMC's fiscal year end is March 31 while New Dimension's fiscal year end is December 31.

     The unaudited pro forma condensed combined statement of earnings for the year ended March 31, 1999 assumes the merger was effected as of April 1, 1998 and is based on the consolidated statement of earnings of BMC for the year ended March 31, 1999 and on the consolidated statement of income of New Dimension for the year ended December 31, 1998.

     The unaudited pro forma condensed combined balance sheet as of March 31, 1999 assumes the merger was effected as of March 31, 1999 and is based on the consolidated balance sheet of BMC as of March 31, 1999 and on the consolidated balance sheet of New Dimension as of December 31, 1998.

     The following unaudited pro forma condensed combined financial statements have been prepared from, and should be read in conjunction with, the historical consolidated financial statements and notes thereto of BMC and New Dimension. The following unaudited pro forma condensed combined statement of earnings is not necessarily indicative of the results of operations that would have occurred had the merger occurred on April 1, 1998, nor is it necessarily indicative of the future operating results of the combined company. See "Notes to Unaudited Pro Forma Condensed Combined Financial Statements" in this section for an explanation of the pro forma adjustments.

                      UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                        (In thousands)

                                                      MARCH 31, 1999   DECEMBER 31, 1998
                                                            BMC          NEW DIMENSION       PRO FORMA        PRO FORMA
                                                      SOFTWARE, INC.     SOFTWARE LTD.      ADJUSTMENTS       COMBINED
                        ASSETS
Current Assets:
  Cash and cash equivalents.........................  $  347,914        $  20,024          $  (170,789)(a)   $  197,149
  Investments.......................................     106,292           10,441                               116,733
  Trade Receivables.................................     359,002           42,920                               401,922
  Other current assets..............................      60,217            3,206                                63,423
                                                      ----------        ---------                            ----------
    Total Current Assets............................     873,425           76,591                               779,227
                                                      ==========        =========                            ==========
Property and equipment, net.........................     244,359            8,463                               252,822
Purchased and internally developed software, net....     142,902           12,736              113,564 (b)      269,202
Investment Securities...............................     750,427              806              (21,243)(a)      727,726
                                                                                                (2,264)(a)
Other long-term assets..............................     271,580           31,922              436,600 (b)      740,102
                                                      ----------        ---------                            ----------
    Total Assets....................................  $2,282,693        $ 130,518                            $2,769,079
                                                      ==========        =========                            ==========

         LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
  Current portion of deferred revenue...............  $  411,172        $ 21,524                             $  432,696
  Other current liabilities.........................     239,679          17,119               500,000 (a)      752,013
                                                                                               (28,280)(b)
                                                                                                23,495 (b)
                                                      ----------        --------                             ----------
    Total Current Liabilities.......................     650,851          38,643                              1,184,709
Deferred Revenue....................................     297,477          22,266                                319,743
Other long-term liabilities.........................          --           4,025                                  4,025
                                                      ----------        --------                             ----------
    Total Liabilities...............................     948,328          64,934                              1,508,477
                                                      ==========        ========                             ==========
Stockholders' Equity:
  Common Stock......................................       2,366              51                   (51)(b)        2,366
  Additional Paid-in capital........................     185,831          41,206               (41,206)(b)      185,831
  Retained Earnings.................................   1,143,131          24,327               (23,495)(b)    1,090,611
                                                                                               (52,520)(b)
                                                                                                  (832)(b)

  Other stockholders' equity (deficit)..............       3,037              --               (21,243)(a)      (18,206)
                                                      ----------        --------                             ----------
     Total Stockholders' Equity.....................   1,334,365          65,584                              1,260,602
                                                      ----------        --------                             ----------
     Total Liabilities and Stockholders' Equity.....  $2,282,693        $130,518                             $2,769,079
                                                      ==========        ========                             ==========

          Unaudited Pro Forma Condensed Combined Statement of Earnings

                       For the Year Ended March 31, 1999

                                  March 31, 1999  December 31, 1998
                                       BMC         New Dimension      Pro Forma           Pro Forma
                                  Software, Inc.   Software Ltd.     Adjustments          Combined
Revenues
     Software license fees          $  906,858        $63,671       $ (13,480)(c)        $  957,049
     Maintenance fees                  397,018         29,920                               426,938
                                    -------------------------                            ----------

                                     1,303,876         93,591                            $1,383,987

Operating Expenses
     Sales & Marketing                 417,740         38,737                               456,477

     Research & Development            168,194          9,441                               177,635

     Cost of Maintenance &
       product licenses                151,985         17,565         (13,480)(c)           156,070

     General & Administrative           95,118          8,105         137,541 (b)           240,764

     Merger related costs               38,305             --                                38,305

     Acquired Research &
       development costs                17,304             --                                17,304
                                    -------------------------                             ---------
                                       888,646         73,848                             1,086,555
                                    -------------------------                             ---------


Earnings from Operations               415,230         19,743                               297,432

Other Income                            62,686          3,285         (41,247)(d)            24,724
                                    -------------------------                            ----------

Earnings before Taxes                  477,916         23,028                               322,156

Income Tax Provision                   113,745          2,498         (62,576)(b)(d)         53,667
                                    -------------------------                            ----------

Net Earnings                        $  364,171        $20,530                            $  268,489
                                    ==========        =======                            ==========

Basic EPS                           $     1.55        $  1.71                            $     1.15
Diluted EPS                         $     1.46        $  1.59                            $     1.08

Shares used to calculate Basic EPS     234,255         11,984                               234,255
Shares used to calculate Diluted EPS   248,647         12,861                               248,647

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

     The unaudited pro forma condensed combined statement of earnings for the year ended March 31, 1999 is based on the consolidated statement of earnings of BMC for the year ended March 31, 1999 and New Dimension for the year ended December 31, 1998.

     The unaudited pro forma condensed combined balance sheet is based on the consolidated balance sheets of BMC at March 31, 1999 and New Dimension at December 31, 1998, after giving effect to the adjustments and assumptions described below.

     The unaudited pro forma condensed combined balance sheet reflects expenses expected to be incurred by BMC and New Dimension in connection with the merger; however, the unaudited pro forma condensed combined statement of earnings does not reflect such expenses. The unaudited pro forma condensed combined financial statements do not reflect the effect of cost savings and revenue enhancements, if any, which may be realized after consummation of the merger.

     BMC and New Dimension employ accounting policies that are in accordance with generally accepted accounting principles in the United States. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Ultimate results could differ from those estimates. In the opinion of management, the unaudited pro forma condensed combined financial statements include all adjustments necessary to present fairly the pro forma financial position of BMC and New Dimension and the pro forma results of operations of BMC and New Dimension.

NOTE 2. PRO FORMA ADJUSTMENTS

     The unaudited pro forma condensed combined financial statements include the following adjustments.

     (a) Purchase Price. The unaudited pro forma financial information assumes a total purchase price for New Dimension of approximately $673 million, including transaction costs of approximately $7.2 million. In order to fund the purchase price, BMC entered into a revolving credit facility with a group of banks on which BMC borrowed approximately $500 million of short-term borrowings. The remaining consideration was satisfied from BMC's existing working capital. The purchase price also includes approximately $2.3 million representing BMC's basis in approximately 452,800 shares of New Dimension common stock owned by Boole & Babbage, Inc. (Boole) prior to the merger of BMC and Boole which was completed on March 30, 1999. These shares have been reflected in BMC's historical financial information at current market value which, as of March 31, 1999, approximated $51.52 per share, and as such, a pro forma adjustment has been made to eliminate an unrealized gain of approximately $21.2 million. The shares of New Dimension common stock held by Boole have been assumed to be owned by BMC prior to the tender offer, and therefore are not deemed to be outstanding as of the tender offer and not subject to the tender offer price of $52.50 per share for purposes of calculating the purchase price.

     (b) Purchase Price Allocation. The purchase price allocation for acquired in-process research and development is approximately $80.8 million ($52.5 million, net of income taxes). The purchase price allocation for software assets is approximately $126.3 million and goodwill and other intangibles is approximately $436.6 million. A pro forma adjustment has been made to increase the book value of software assets to the allocated value. Amortization of the acquired software assets and goodwill and other intangibles will occur over a four year life, resulting in an annual noncash amortization expense of $140.7 million ($91.5 million, net of income taxes). A pro forma adjustment has been made for the increased amortization associated with software assets, goodwill and other intangibles. Approximately $29.4 million has been allocated to assets and liabilities such as receivables, equipment, accounts payable and accrued liabilities. The net assets of New Dimension as of December 31, 1998, have been reduced by estimated transaction costs of approximately $26.1 million ($23.5 million, net of income taxes). The equity balances of New Dimension have been eliminated in accordance with purchase accounting.

     (c) Elimination of Distributor Payments. The unaudited pro forma financial information eliminates distributor payments between BMC and New Dimension resulting from a distributor arrangement between Boole and New Dimension of $13.5 million for the year ended March 31, 1999.

     (d) Interest. The unaudited pro forma financial information includes interest expense related to short term borrowings of $500 million at 6.0% per annum and reduced interest income associated with the use of approximately $171 million of cash and investments with an approximate return of 6.0% per annum.

Note 3. Pro Forma Earnings per Common Share

     Basic and Diluted pro forma EPS were calculated using the basic and diluted weighted average shares outstanding of BMC for the year ended March 31, 1999. All outstanding common shares of New Dimension were assumed to be retired as of April 1, 1998, as a result of the tender offer, for purposes of the pro forma financial statements.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                   BMC SOFTWARE, INC.



Date: June 28, 1999                          By:   /s/ Kevin M. Klausmeyer
                                                 ------------------------------
                                                 Name:  Kevin M. Klausmeyer
                                                 Title: Vice President,
                                                        Controller and
                                                        Chief Accounting Officer